Exhibit 10.65

December 6, 2011

William Austin

Re:	Employment Terms

Dear Bill:

On behalf of Exterran Holdings, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the positions of Executive Vice President and Chief Financial Officer of the Company, effective as of Monday, December 12, 2011 (the “Effective Date”), on the terms and conditions set forth below.

1. POSITIONS, DUTIES AND RESPONSIBILITIES. As of the Effective Date, you will serve as Executive Vice President and Chief Financial Officer of the Company, and will have such duties and responsibilities as are usual and customary for your positions. In addition, you will have primary responsibility for implementing and driving the Company’s strategic cost management program. You will report directly to the President and Chief Executive Officer, and will work at our offices located in Houston, Texas, except for travel to other locations as may be reasonably necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices, directorships and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter. You will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder.

2. AT-WILL EMPLOYMENT. You acknowledge and agree that your employment with the Company is “at-will” and not for any specified time, and may be terminated, with or without cause and with or without notice, at any time by you or the Company; provided, however, that you will be entitled to certain benefits and payments upon certain terminations of employment, as described in paragraphs 8 and 9 below. The nature of your at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

3. BASE COMPENSATION. During your employment with the Company, your base salary will be $300,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices but no less often than bi-weekly. Your Base Salary will be subject to annual review in the discretion of the Board or a designated committee of the Board and prorated for any partial year of employment.

4. SHORT-TERM INCENTIVE. For each fiscal year of the Company ending during the term of your employment, beginning with fiscal year 2012, you will be eligible to receive an annual short-term incentive payment (the “Short-Term Incentive”) upon the achievement of performance objectives to be determined by the Board or a designated committee of the Board in its sole discretion, which will be targeted at seventy percent (70%) of your Base Salary (the “Target Short-Term Incentive”), subject to annual review in the discretion of the Board or a designated committee of the Board. Any such Short-Term Incentive will be paid on the date on which short-term incentives are paid generally to the Company’s executive officers, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Short-Term Incentive is earned and, unless otherwise agreed to by the Board or a designated committee of the Board, you must be employed by the Company on the payment date in order to earn such bonus. You will not be eligible to receive any Short-Term Incentive for service in fiscal year 2011.

5. INDUCEMENT AWARD. As a material inducement for you to enter into this letter agreement, the Severance Agreement, the Change of Control Agreement and any ancillary agreements with the Company, you will be granted long-term equity incentive awards valued at $2,682,000 (the “Inducement Award”), which is intended to qualify as an employment inducement grant under the listing rules of the New York Stock Exchange (the “Exchange”). The Inducement Award will be granted under and subject to the terms and conditions of the Company’s 2011 Employment Inducement Long-Term Equity Plan (the “Plan”) and the applicable award notices between you and the Company. The Inducement Award will be comprised of (i) shares of the Company’s restricted stock valued at $1,341,000, which will vest ratably over the three (3)-year period following the Grant Date, subject to your continued employment through each applicable vesting date, and (ii) non-qualified stock options with respect to shares of the Company’s common stock valued at $1,341,000, which will vest ratably over the three (3)-year period following the Grant Date, subject to your continued employment through each applicable vesting date. The Inducement Award will be valued in accordance with the Company’s normal methods for valuing its equity awards for financial statement purposes, and the Inducement Award stock options will have an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and a maximum term of seven (7) years, subject to earlier termination upon the occurrence of certain events, as set forth in the Plan and the applicable award notice.

In addition, subject to the approval of the Board of Directors or a designated committee of the Board of Directors of the General Partner, you will be granted a long-term equity incentive award of Partnership phantom units, valued at $298,000, which will vest ratably over the three (3)-year period following the grant date of the phantom units, subject to your continued employment through each applicable vesting date.

6. ANNUAL EQUITY AWARDS. In addition to the one-time Inducement Award, for each fiscal year of the Company during the term of your employment, beginning with fiscal year 2014, the Company anticipates that you will be granted an annual equity award valued at $1,490,000 (the “Annual Award”). The Company anticipates that the Annual Award will be granted in late February or early March of each year, subject to your continued employment through the applicable grant date, in accordance with the Company’s general plans, policies and practices with respect to grants of annual equity awards to its executive officers generally. The Company and, with respect to Partnership equity, the General Partner, in their sole discretion, will determine the type or types of equity that comprise each Annual Award (which may include restricted stock, stock options, performance shares and/or phantom stock or units of the Company or the Partnership) as well as the grant dates and exercise prices, in each case, in accordance with the terms and conditions of the applicable equity plan(s) and award notice(s).

7. BENEFITS; PAID TIME OFF. During your employment with the Company, you will be eligible to participate in all savings, retirement, incentive, health, welfare and perquisite plans (including, but not limited to, medical, dental, disability insurance, life insurance, employee stock purchase, 401(k) and deferred compensation plans and programs) maintained or sponsored by the Company for its executive officers, as in effect from time to time and subject to the terms and conditions thereof. In addition, you will be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company generally applicable to its executive officers, as in effect from time to time. Notwithstanding the foregoing, nothing contained in this letter will require or obligate the Company to establish, maintain or continue any particular employee benefit plan, program, policy or benefit.

8. NON-CHANGE OF CONTROL SEVERANCE. On the Effective Date, you and the Company will execute a Severance Benefit Agreement substantially in the form attached hereto as Exhibit A (the “Severance Agreement”). Subject to and upon the terms and conditions of the Severance Agreement, you will be entitled to receive certain severance payments and benefits upon certain terminations of your employment with the Company and its affiliates. Under the terms of the Severance Agreement, (i) upon a Qualifying Termination of Employment (as defined in the Severance Agreement) at any time prior to the second anniversary of the Effective Date, subject to your execution of a waiver and release of claims against the Company and its affiliates, you will receive (a) a lump-sum severance payment equal to one times your Base Salary plus one times your Target Short-Term Incentive, (b) full accelerated vesting of your then-outstanding unvested equity awards that would have otherwise vested during the one (1)-year period following your termination and (c) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, to the extent permitted by applicable law; and (ii) upon a Qualifying Termination of Employment at any time on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date, subject to your execution of a waiver and release of claims against the Company and its affiliates, you will receive (a) full accelerated vesting of your then-outstanding unvested equity awards and (b) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, to the extent permitted by applicable law.

9. CHANGE OF CONTROL SEVERANCE. In addition, on the Effective Date, you and the Company will execute a Change of Control Agreement substantially in the form attached hereto as Exhibit B (the “Change of Control Agreement”). Subject to and upon the terms and conditions of the Change of Control Agreement, you will be entitled to receive certain severance benefits and payments upon certain terminations of your employment with the Company and its affiliates in connection with a Change of Control. Under the terms of the Change of Control Agreement, you will be entitled to the following payments and benefits: upon a Qualifying Termination of Employment (as defined in the Change of Control Agreement), a lump-sum severance payment equal to two (2) times Base Salary plus two (2) times your Target Short-Term Incentive, plus full accelerated vesting of your then-outstanding unvested equity awards.

10. RESTRICTIVE COVENANTS. You acknowledge and agree that you will be subject to the Company’s standard policies, if any, relating to non-disparagement, non-solicitation, non-competition and confidentiality, as set forth in the Severance Agreement, the Change of Control Agreement and any other Company policies or plans generally applicable to its executive officers.

11. STOCK OWNERSHIP REQUIREMENTS. No later than December 31, 2016, and continuing through the date on which your employment with the Company terminates for any reason, you will be required to hold equity in the Company valued at $900,000 (including unvested equity awards, other than unvested stock options).

12. CLAWBACK AND RECOUPMENT. All compensation and benefits payable to you by the Company and/or its affiliates will be subject to any clawback or recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time.

13. WITHHOLDING. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

14. GOVERNING LAW. This letter shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws thereof.

15. REPRESENTATIONS. You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this letter agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (ii) you are not a party to or bound by an employment agreement, noncompete agreement, confidentiality agreement or other agreement with any other person or entity which would interfere in any material respect with the performance of your duties hereunder; and (iii) you shall not use any confidential information or trade secrets of any person or entity other than the Company in connection with the performance of your duties hereunder.

16. ENTIRE AGREEMENT. As of the Effective Date, this letter, together with the Severance Agreement, the Change of Control Agreement and any ancillary agreements between you and the Company, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, by the Company, its affiliates or any predecessor employer (or any representative thereof). You agree that any such prior agreement, offer or promise between you and the Company, its affiliates or any predecessor employer (or any representative thereof), is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

Your employment with the Company is contingent upon the satisfaction of the Company’s standard pre-employment requirements.

Please confirm your acceptance of, and agreement to, the foregoing terms and conditions by signing and dating this letter in the space provided below and returning it to D. Bradley Childers, no later than noon . Central Time on December 7, 2011. Please retain one fully-executed original for your files.

We look forward to having you begin work with us.

Sincerely,

EXTERRAN HOLDINGS, INC.

By:	/s/ D. Bradley Childers
D. Bradley Childers
Interim Chief Executive Officer

Agreed and Accepted,
this 6th day of December, 2011:

By:	/s/ William M. Austin

Name: William M. Austin

5